Contact:
Kearstin Patterson
Associate Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2007 Second Quarter Results

Franklin, Tenn. – August 14, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results for the three and six months ended June 30, 2007. For the three months ended June 30, 2007, the Company reported a net loss of $6.4 million or $(0.35) per share, compared to a net loss of $3.9 million, or $(0.42) per share, for the same period in 2006. For the six months ended June 30, 2007, the Company reported a net loss of $12.1 million or $(0.69) per share, compared to a net loss of $7.7 million, or $(1.41) per share, for the same period in 2006. The Company ended the second quarter in a strong financial position with $77.0 million of cash, cash equivalents and investments in marketable securities.

‘‘We continue to make solid progress in the development of our orthopedic product candidates, GEM OS®1 Bone Graft and GEM OS®2 Injectable Bone Graft. The advancement of these product candidates into seven pre-pivotal and pivotal clinical studies in the United States, Canada and Europe demonstrates our focus and expertise in recombinant protein therapeutics, as well as our ability to execute as an organization,’’ commented Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. ‘‘We continue to execute our strategic plan, leveraging the approval of GEM 21S and the positive results from our pre-pivotal orthopedic trials, to aggressively advance our orthopedic product pipeline through the clinic and into commercialization.’’

Recent Company Highlights

In recent months, the Company made significant advancements in its product development programs and other critical business areas:

–	Initiated patient enrollment in a U.S. pivotal trial to compare GEM OS1 to autograft for the treatment of foot and ankle fusions. The final study design requires a six month follow-up period for the primary endpoint and will utilize up to 28 centers for enrollment of 396 patients.

–	Initiated patient enrollment in an E.U. registration trial to assess the safety and efficacy of GEM OS1 as a substitute for autograft in foot and ankle fusion procedures. The study will utilize up to 10 clinical centers to enroll up to 125 patients.

–	Presented updated positive interim results from a 20 patient U.S. pilot clinical trial and 60 patient Canadian registration trial assessing the safety and efficacy of GEM OS1 in foot and ankle fusion indications at the American Orthopedic Foot and Ankle Society (AOFAS) meeting. Data presented by Dr. Sheldon Lin, an investigator in the U.S. study, indicated that GEM OS1 treatment appears as effective as autograft for the stimulation of bone healing (fusion), without the pain and morbidity associated with the harvesting of the autograft.

–	Selected for addition to the NASDAQ Biotechnology Index and to the Russell 3000 Index, which is widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

–	Announced results of 2007 Annual Meeting of Stockholders that took place on June 21, 2007 at the Company’s headquarters. Elected to the board of directors for two year terms were Charles W. Federico, newly elected, and Christopher Ehrlich, who was re-elected. Douglas Watson and Gary Friedlaender, M.D., were re-elected for three year terms. Retiring from the board was Thomas Dyrberg, M.D.

–	Hired Dr. Russ Pagano as vice president of regulatory and clinical affairs effective May 23, 2007. Dr. Pagano brings extensive regulatory experience to the Company, having previously held positions within the Food and Drug Administration including chief of the Restorative Devices Branch, and chief of the Pacing, Defibrillators and Leads Branch.

Additional Financial Results

For the three months ended June 30, 2007, the Company reported total revenues of $0.5 million, which includes approximately $0.1 million of product sales of GEM 21S to its marketing partner Osteohealth Company (a division of Luitpold Pharmaceuticals, Inc., which is a group company of Daiichi-Sankyo, Inc.), $0.2 million of sublicense fee income and $0.2 million of royalty income. This compares to total revenues of $1.1 million for the three months ended June 30, 2006. For the six months ended June 30, 2007, the Company reported total revenues of $0.9 million, which compares to $1.5 million for the same period in 2006. The decrease in revenues is primarily related to seasonal variation in the ordering of GEM 21S by our marketing partner Osteohealth.

Research and development expenses totaled $4.7 million for the three months ended June 30, 2007, compared to $2.3 million for the three months ended June 30, 2006. For the six months ended June 30, 2007, research and development expenses were $8.7 million, which compares to $5.0 million for the same period in 2006. The increase in 2007 research and development expenses primarily relate to activities associated with clinical trials and related increased employee headcount and costs, as well as continuing expenses associated with pursuing GEM 21S marketing approval in the European Union.

General and administrative expenses were $2.1 million for the three months ended June 30, 2007, compared to $1.8 million for the three months ended June 30, 2006. For the six months ended June 30, 2007, general and administrative expenses were $4.2 million, which compares to $2.8 million for the same period in 2006. The increase in 2007 general and administrative expenses was primarily attributable to an increase in salaries and wages, professional services, costs of operating as a public company, including costs to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and facilities costs. Facilities costs are primarily comprised of rent, utilities, and common area maintenance.

2007 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development programs, the Company expects its 2007 year-end cash balance to range from $64 to $68 million, or an annual net cash burn of $20 to $24 million, including $5 million in additional milestone payments that the Company expects to receive in the fourth quarter of 2007 from its GEM 21S marketing partner. Total product revenue for the year ending December 31, 2007 is projected to be approximately $5.0 million, excluding milestone and royalty payments, with a year-end net loss attributable to common shareholders of $24 to $28 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast today, August 14, 2007, at 5:00 p.m. EDT to discuss the 2007 second quarter financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call can be accessed by dialing 866-770-7146 (passcode 92912597). The international dial in number is 617-213-8068. The same passcode applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates GEM OS®1 and GEM OS®2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

Forward-looking Statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight and approval, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$35,974,681	$47,064,589
Certificates of deposit	1,000,000	1,000,000
Short-term investments in marketable securities	35,000,000	—
Receivables – trade	78,336	1,448,321
Receivables – other	310,861	391,528
Inventory	5,220,828	3,407,256
Prepaid expenses	623,397	603,362
Total current assets	78,208,103	53,915,056
Long-term investments in marketable securities	5,000,000	—
Receivables – related party	160,000	106,831
Property and equipment, net	4,692,045	3,933,037
Capitalized patent license fees, net	6,442,171	7,429,717
Deposits	10,000	10,000
Total assets	$94,512,319	$65,394,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,362,119	$1,108,601
Accrued expenses:
Payroll, employee benefits and payroll taxes	1,004,216	1,044,903
Other accrued expenses	632,663	1,213,514
Current portion of capital lease obligations	12,775	12,443
Deferred liability	1,250,000	1,250,000
Deferred revenue	709,841	714,750
Total curent liabilities	5,971,614	5,344,211
Accrued rent – related party	334,932	254,494
Capital lease obligations	42,251	48,712
Deferred liability	1,250,000	1,250,000
Deferred revenue	13,144,690	13,496,692
Total liabilities	20,743,487	20,394,109
Stockholders’ equity:
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,304,776 shares issued and outstanding as of June 30, 2007; 15,649,362 shares issued and outstanding as of December 31, 2006	18,305	15,649
Additional paid-in capital	125,592,116	84,760,940
Accumulated deficit	(51,841,589)	(39,776,057)
Total stockholders’ equity	73,768,832	45,000,532
Total liabilites and stockholders’ equity	$94,512,319	$65,394,641

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Collaborative research and development	$—	$215,276	$—	$215,276
Sublicense fee income	176,974	176,974	352,003	352,003
Sales	97,920	660,508	122,468	800,428
Royalty income	202,400	74,016	361,015	144,722
Rental income	10,964	6,790	18,485	12,800
Total revenues	488,258	1,133,564	853,971	1,525,229
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	172,608	625,020	191,710	766,372
Research and development	4,718,354	2,314,875	8,661,876	4,952,488
General and administrative	2,106,776	1,840,046	4,154,465	2,773,986
Depreciation and capital lease amortization	246,596	191,850	491,076	374,361
Patent license fee amortization	564,312	534,650	1,105,421	1,046,689
	7,808,646	5,506,441	14,604,548	9,913,896
Loss from operations	(7,320,388)	(4,372,877)	(13,750,577)	(8,388,667)
Interest income, net	478,493	501,755	1,042,447	830,462
Investment income, net	470,677	—	642,613	—
Loss on disposal of equipment	—	(687)	(15)	(687)
Net loss	(6,371,218)	(3,871,809)	(12,065,532)	(7,558,892)
Preferred stock accretion	—	(29,319)	—	(132,026)
Net loss attributable to common stockholders	$(6,371,218)	$(3,901,128)	$(12,065,532)	$(7,690,918)
Basic and diluted net loss per share attributable to common stockholders	$(0.35)	$(0.42)	$(0.69)	$(1.41)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	18,221,775	9,231,932	17,569,369	5,468,302